Made and entered into this 1st day of June, 1995, by and between CLARKSBURG MASONIC BUILDING, a West Virginia corporation, of 427 West Pike Street, Clarksburg, West Virginia (Lessor), and INDUSTRIAL DATA SYSTEMS, INC., 600 Century Plaza Drive, Building 140, Houston, Texas 77073-6016, (Lessee).

     WITNESSETH:  That the Lessor and Lessee agree to the following:

     1. The Lessor leases to Lessee and Lessee takes and hires from the Lessor, office space being approximately 180 square feet, situate on the fifth floor of the Masonic Temple Building located at 427 West Pike Street, Clarksburg, West Virginia, together with the right to ingress and egress through the front door and lobby and through the back door.

     2. The term of the Lease shall commence June 1, 1995 at 12:01 a.m. and shall extend for a period of one year expiring at midnight May 31, 1996, and shall be automatically renewed for two additional consecutive one-year extended terms unless Lessee shall notify Lessor in writing of its election not to renew the Lease at least three calendar months prior to the end of the original term or any extended one-year term.

     3. Lessee shall pay the Lessor, at the latters previously mentioned address, rent in the amount of One Hundred Forty Four Dollars ($144.00) monthly on or before the first day of the month for which payment is made during the original term and any extended term provided for in Paragraph Two.

     4. Lessee shall use the leased premises for office space and related functions and for no other purpose unless written approval of Lessor is first obtained.

     5. The Lessor shall maintain the leased premises in good, safe, usable, tenable condition (except of Lessee's obligations, hereinafter specified), including the heating system, plumbing system, toilet facilities, air conditioning system, electrical system, entry ways and common facilities of the entire building as they include or affect the leased premises.

     7. Lessee, may at its cost, paint and repair the leased premises, change and add lighting fixtures and facilities, install additional electric wiring and outlets, repair and replace floor coverings, and remove, rearrange or install new partitions between rooms in the leased premises. All leasehold improvements of the nature described in this paragraph shall become the property of the Lessor when this tenancy terminates.

     8. Lessee may install such trade fixtures, equipment and appliances in the lease premises as it deems necessary or convenient at the beginning of the term or any extended term and from time to time during its tenancy, and may remove or replace them at will. These trade fixtures, equipment, and appliances shall remain the property of Lessee or the persons from which it may have leased them. Lessee shall refrain from permanent damage or substantial alteration of the building in such installation, use or removal.

     9. If, during the term or any extended term of this Lease, the building is so injured by fire or other casualty not occurring through the Lessee's negligence that the leased premises are rendered wholly unfit for occupancy and said leased premises cannot be repaired within sixty (60) days of the happening of such injury, then this lease may be terminated by either party giving written notice of such intentions. In the event of a partial destruction by fire or other casualty that does not result in the leased premises becoming wholly untenable, Lessor agrees to proceed diligently with the necessary repairs of the damage and this Lease shall continue in force except that rentals shall be equitably prorated during the period of such damage, based upon the degree of interference sustained by Lessee resulting from said fire and casualty.

     10. The Lessor shall supply keys for all access doors to the leased premises and shall provide access to the leased premises at least between the hours of 7:00 a.m. and 11:00 p.m., seven days a week. Lessee may duplicate keys for use of its employees working in the leased premises and shall return all keys to Lessor at the end of the tenancy.

     11. This Lease constitutes the entire agreement between the parties and shall not be modified or amended except in writing signed by both parties.

     12. Any waiver or a provision of or a right given in the Lease shall be deemed a waiver for that occasion only and shall not be construed as a waiver of the provisions or right on any other occasion.

     13. The provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

                                         CLARKSBURG MASONIC BUILDING COMPANY
                                         By:

                                         INDUSTRIAL DATA SYSTEMS, INC.
                                         By: /s/ WILLIAM A. COSKEY
                                                 William A. Coskey